OCEAN POWER CORPORATION
                                 ELEKTRYON, INC.
                               LICENSING AGREEMENT


         THIS AGREEMENT ("Agreement"), made on the Effective Date as defined herein, is by and among Ocean Power Corporation, a Delaware corporation having a principal place of business at 5000 Robert J. Mathews Parkway, El Dorado Hills, California 95762, ("OPC"), and Elektryon, Inc., a Nevada corporation having a principal place of business 6565 Spencer Street, Las Vegas, Nevada 89119 ("Licensor") hereinafter referred to as "Party" and collectively as the "Parties."

         WHEREAS, Licensor own rights, title and interest in and to certain patented and unpatented technology;

         WHEREAS, OPC desires to obtain from Licensor and Licensor desires to grant OPC certain exclusive and non-exclusive rights in and to their technology;

         NOW, THEREFORE, in consideration of the terms, conditions, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    Article 1
                                   Definitions

         As used in this Agreement, the following terms have the meanings set out below and as further defined elsewhere in this Agreement.

1.1      "Affiliate(s)" means any entity:

         a) in which Licensor or OPC controls, or is under common control, or is directly or indirectly owned by or under common ownership to the extent of over fifty (50%) or more of the voting shares, including shares owned beneficially by a Party; or

         b)       which owns or controls Licensor or OPC.

1.2 "Licensor Patent(s)" means all patents issued in the United States or any foreign country, or any applications for patents, including any patents of addition, utility models, utility patents, design patents, re-issues, divisions, continuations, or the like: (i) owned by Licensor on the Effective Date or during the term of this Agreement and (ii) to which Licensor has rights during the term of this Agreement that may be granted, transferred or otherwise conveyed to OPC without violating the terms of any obligations with respect to third parties. A current list of Licensor Patents is provided under separate cover and is incorporated herein.

1.3 "Effective Date" of this Agreement is the date of complete execution by the Parties of the signature page of this Agreement.

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1.4      "Improvements" means any Technical Information which:

         a)       reduces  production  costs,  improves  performance,  increases
                  service  life,  increases   marketability,   or  improves  the
                  appearance of Licensed Products;

         b) any modification to Licensed Products which comes within the scope of one or more claims of any of the Patents;

         c)       any  product,  apparatus,  or  process  which is  similar  to,
                  competitive   to,  a  substitute   or   alternative   for,  or
                  supplements or complements Licensed Products;

         d) any invention or discovery of any new apparatus or method for producing Licensed Products, or

         e)       any new product which may be produced as Licensed Products.

1.5 "Licensed Product(s)" means any product(s) practicing the Patents and/or Improvements as the case may be, pursuant to the terms and conditions of this Agreement.

1.6      "Licensor" means Licensor.

1.7      "Patents" means the Licensor Patent(s).

1.8 "Technical Information" means inventions, trade secrets, confidential information, and know-how applicable on the Effective Date or during the term of this Agreement, which the Parties have the legal right to convey. Technical Information includes, but is not limited to, research, engineering and manufacturing information, information with respect to environmental and safety requirements, analytical procedures and techniques, operating procedures, maintenance practices, design information on manufacturing facilities and equipment, machinery and equipment specifications, product test methods, drawings, product production processes, computer files, product information and other general information related to Licensed Product(s).

                                    Article 2
                                 Grant of Rights

2.1 Principal Rights Licensed to OPC: Licensor hereby grants to OPC the non-exclusive right and license within the United States and the exclusive, worldwide right and license outside of the United States to buy, make, have made, use, distribute, install, offer to sell and sell Licensed Products for the term of this Agreement (including the right to sub-license the rights granted to OPC herein). OPC shall not sub-license any of the rights granted to OPC herein without the approval of Licensor, which approval shall not be unreasonably withheld. Any sub-license shall be conditioned upon agreement by sub-licensee to the terms and conditions of this Licensing Agreement, including, without limitation, Article 7 herein.

2.2 Loss of Exclusivity: If OPC does not buy or arrange for the sale of a minimum of 200 units of the Licensed Product during the calendar year 2002, and a minimum of 200 such units in each calendar year thereafter, OPC's exclusive worldwide right and license outside the United States shall become, and thereafter remain, non-exclusive.

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

                                    Article 3
                                      Parts

3.1 OPC, its Affiliates and licensees will have the right to purchase from Licensor parts for the Licensed Products if available for delivery anywhere in the world at prices to be negotiated between the Parties, which price shall in no event exceed Licensor's current lowest quoted sales prices. OPC will regard Licensor as a preferred supplier for large commercial generators for so long as reasonable standards for quality, delivery, and price are met by Licensor.
                                    Article 4
                                Term of Agreement

4.1 This Agreement shall become effective as of the Effective Date and shall continue for a period of five (5) years.

4.2 This Agreement may be terminated by OPC or Licensor for the other's uncured default under Paragraph 5.1 of this Agreement.

4.3 Upon termination of this Agreement, by expiration or otherwise, all licenses, rights, privileges and obligations hereunder shall cease and terminate except that the licenses and rights granted under Article 2 hereof shall continue as to all Licensed Products manufactured, or actually in manufacture, during the term of this Agreement by the Parties or by any of their Affiliates or licensees, for the full term of the Patent(s) and life of the Licensed Products. Termination of this Agreement shall, at the option of Licensor, also terminate any sub-licenses granted hereunder by OPC.

                                    Article 5
                                     Default

5.1 Default: A Party will be deemed in default under this Agreement if a) the Party fails to pay any amount due and payable under this Agreement within thirty (30) days after written notice that the same has become due and payable; b) the Party becomes insolvent, bankrupt, or any of its assets are seized or placed in trust for the benefit of creditors and such insolvency, bankruptcy or seizure is not dissolved or cured in sixty (60) days; or c) the Party fails to perform any other obligation required to be performed by it under this Agreement or to cure, or begin to effect a cure for any such failure, within thirty (30) days after written notice from the other Party that the time herein provided for such performance has passed. Notwithstanding Paragraph 5.1(b), Licensor shall not be deemed to be in default by the filing of a petition under Chapter 11 of the Bankruptcy Code in connection with efforts by Licensor and OPC to combine or merge the parties pursuant to a Merger Agreement or document of similar intent.

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

5.2 Remedy for Default: OPC and Licensor may pursue any remedy under this Agreement or otherwise available, based on the default of the other.

                                    Article 6
                                  Remuneration

6.1 In consideration for the licenses granted to OPC, OPC will pay to Licensor the sum of One Hundred and Fifty Thousand Dollars US ($150,000) within thirty (30) days of the execution of this Agreement. Pursuant to a Letter of Intent dated October 4, 2001 by and between OPC and Licensor, the parties contemplate that OPC will obtain, by merger or asset purchase, substantially all of the assets of Licensor. In the event of such merger/asset purchase, the One Hundred and Fifty Thousand Dollars ($150,000) payment provided for herein shall be applied to, and shall reduce accordingly, the agreed upon purchase/merger price

6.2 As further consideration for the licenses granted to OPC, OPC will pay to Licensor the price per licensed product agreed upon by the parties from time to time, which will in no event exceed the lowest price charged to any other third party purchaser of Licensor's licensed products.

6.3 As further consideration for the licenses granted to OPC, OPC will pay to Licensor five (5) percent of the raw cost of any licensed product, on a per unit basis, which OPC makes or has made by any party other than Licensor. Raw cost shall mean the sum of direct material cost and direct labor cost per unit.

6.4 Wire Transfer: Payment shall be made by wire transfer after delivery of a licensed product and within 15 days of receipt by OPC of any invoice from Licensor payable to Licensor's account in the bank identified below, or as otherwise requested by Licensor in writing:

                  Name of Bank:
                  Account No.:
                  Address of Bank:
                  Account Name:

                                    Article 7
                         Confidentiality of Information

7.1 Licensor and OPC each acknowledge that, in the course of performing their respective obligations hereunder, they will obtain or come in contact with confidential information, including without limitation Technical Information, of the other. Licensor and OPC shall:

         a) use the other's confidential information only in connection with fulfilling such Party's obligations under this Agreement. Officers, employees, agents or independent contractors of OPC or Licensor will be given access to the confidential information on a need to know basis. Each shall obtain an agreement in a form satisfactory to the other, from each such

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

                  person to whom such disclosure is made pursuant to which such person will agree to be bound by the provisions of this
                  Article 7, including, but not limited to, any third parties a Party will have make any part for the Licensed Products. Each hereto shall be responsible for any breach of these provisions by it or any of its employees, officers, agents or independent contractors. In the event that a Party hereto believes it is compelled by law to disclose confidential information of another Party, it shall immediately notify that Party and shall cooperate with any effort by that Party to obtain a protective order or otherwise limit the disclosure of any such confidential information. These obligations shall extend for a period three (3) years from the end of the term or termination of this Agreement; and

         b) hold all confidential information of a Party in strict confidence and exercise due care with respect to its handling and protection, consistent with such Party's own policies concerning protection of its confidential information of like importance, but in no event less than reasonable care.

7.2 The obligations set forth in Section 7.1 will not apply to a Party's confidential information which:

         a) now or later becomes generally known or available through no act or omission by the receiving Party;

         b) the receiving Party can demonstrate it independently developed its confidential information without the use of, or access to, the information furnished to it by the disclosing Party;

         c) is or becomes publicly available through issued patents(s), or other printed publications;

         d)       is  hereafter  disclosed  to the  disclosing  Party by a third
                  party  having  no  obligations  of   confidentiality   to  the
                  disclosing Party with respect to such information; or

         e) was known to the receiving Party prior to its receipt from the disclosing Party as established by written records of that Party.

7.3 Licensor and OPC may disclose the contents of this Agreement to lenders, other financing sources and potential financing sources or as may be required in filings with federal and/or state securities authorities provided that such lenders and the other financing sources and potential persons have a need to know and agree to be bound by a confidential agreement acceptable to the Parties. Nothing herein shall prevent either party from disclosing the contents of this Agreement to its shareholders or to the SEC or any other federal or state agency as required by any state or federal laws.

7.4 The provisions of this Article 7 shall survive for three (3) years after the end of the term or the termination of this Agreement.

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                                    Article 8
                         Warranties and Representations

8.1 By Licensor: Licensor represents and warrants that (i) it own(s) all right, title, and control(s) all interests in and to the Licensor Patents and Improvements or has the right, power and authority to grant all licensed rights thereto, (ii) it has the right, power and authority to grant all licensed rights herein, (iii) it) has the right, power and authority to enter into this Agreement, (iv) to the best of its(their) knowledge the rights granted hereunder to OPC do not infringe any third party's intellectual property rights, and (v) its performance of this Agreement will not violate any agreement between Licensor and any third party.

8.2 By OPC: OPC represents and warrants that it has the right, power and authority to enter into this Agreement and that OPC's performance of this Agreement will not violate any agreement between OPC and any third party.

                                    Article 9
                  Technical Assistance and Technology Transfer

9.1 The Parties contemplate that OPC may require technical assistance from Licensor in order to achieve the objectives of this Agreement.
         Accordingly, Licensor will make available to OPC, its Affiliates, licensees and their employees and agents, technical consulting services at the lowest quoted consulting rates for such services from Licensor within the United States. Licensor will make good faith efforts to provide needed consulting services or to arrange for competent consulting services from qualified third parties outside of the United States at the sole cost of OPC.

9.2 Licensor shall disclose to OPC the existing documentation and data related to the technology disclosed in the Licensor Patents and Improvements. OPC will bear the direct cost of the transfer of the information, including technical assistance and time required for the disclosure.

                                   Article 10
                               Patent Maintenance

10.1 Licensor shall continue to maintain responsibility (and costs associated therewith) for filing, prosecution, and maintenance of the Licensor Patents. OPC agrees to cooperate with Licensor in any patent defense as may be required under the circumstances. In the event that Licensor desire(s) to discontinue such activity, Licensor shall give OPC adequate written notice of its/their decision so that OPC may decide whether to have Licensor assign ownership of such patents and patent applications to OPC so that OPC may assume responsibility for their continued maintenance or prosecution. Where, in OPC's sole discretion, OPC decides to assume the responsibility for the continued maintenance or prosecution of the applicable Licensor Patents pursuant to this Section 10.1, Licensor shall assign ownership for such patents and patent applications subject to Licensor royalty-free right to continue to use such patents during the term of this Agreement and for the duration of such applicable patent(s).

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                                   Article 11
                                   Assignment

11.1 Nonassignability: Except as otherwise provided in this Agreement, no Party shall be entitled to transfer, assign, convey, sell, encumber, or in any way alienate ("Transfer") all or any part of its rights or obligations under this Agreement, except that a Party may at any time, with the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed) Transfer all, but not less than all, of its rights and obligations under this Agreement to any entity that owns or acquires a controlling portion of the stock or assets of such Party, and such rights and obligations may only be Transferred by any such assignee subject to the provisions of this Article 11. Transfers in violation of this Article 11 or in violation of any other provision of this Agreement shall be void ab initio and of no effect whatsoever.

                                   Article 12
                                    Covenants

12.1 Licensor covenants to disclose to OPC on a reasonably prompt basis all Improvements it or its Affiliates or licensees develop during the term of this Agreement.

12.2 OPC covenants to disclose to Licensor on a reasonably prompt basis all Improvements it or its Affiliates or licensees develop during the term of this Agreement.

                                   Article 13
                                   Integration

13.1 This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them. No Party shall be bound by any warranties, understanding or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the Party to be bound thereby.

                                   Article 14
                                  Severability

14.1 If at any time during the term of this Agreement any provision hereof proves to be or becomes invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary in order to render such provision valid and enforceable; if such provision may not be saved, it shall be severed and the remainder of this Agreement shall remain in full force and effect.


                                   Article 15
                                    Headings

15.1 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision hereof.

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                                   Article 16
                           Relationship of the Parties

16.1 Nothing in this Agreement shall be construed as making OPC and Licensor the partner, joint venturer, agent, employer, or employee of the other. Neither OPC nor Licensor shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, except as provided for herein or authorized in writing by the Party to be bound.

                                   Article 17
                          Authority and Enforceability

17.1 The signature of a Party's representative constitutes an express representation that said representative has the authority to bind that Party to the terms of this Agreement and that the Agreement is a binding obligation of that Party, enforceable according to its terms.

                                   Article 18
                                 Communications

18.1 For the purpose of all written communications and notices between the Parties, their addresses shall be:

                  Licensor:           ELEKTRYON, INC.
                                      6565 Spencer Street
                                      Las Vegas, Nevada 89119
                                      United States of America

                                      Attn:

                                      and

                  OCEAN POWER:        Ocean Power Corporation
                                      5000 Robert J. Mathews Parkway
                                      El Dorado Hills, California 95762
                                      United States of America

                                      Attn: Joseph P. Maceda, President

         or any other addresses of which a Party shall notify the others in writing. All notices required or permitted to be given under this Agreement shall be in writing and will be deemed effectively given upon personal delivery or delivery by confirmed fax to the Party or Parties to be notified or two (2) days after deposit with a recognized overnight courier service with tracking capability to the above address(es).

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                                   Article 19
                                  Force Majeure

19.1 No Party shall be held liable to another Party to perform its obligations where such performance is prevented or interfered with by riots, war or hostilities between any nation, acts of God, fire, storm, flood, earthquake, strikes, labor disputes, shortage or curtailment of raw materials, labor power or other utility services or any governmental restrictions.

                                   Article 20
                                  Governing Law

20.1 All matters of construction, validity, and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts made, executed, and to be fully performed in such state by citizens of such state, without regard to its conflict or choice of law rules. All unresolved disputes arising out of or related to this Agreement shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Arbitration proceedings shall be conducted in the English language and take place in Sacramento, California.

                                   Article 21
                                     Waiver

21.1 No waiver of any right or remedy in respect to any occurrence or event on one occasion will be deemed a waiver of such right or remedy in respect of such occurrence or event on any subsequent occasion.

                                   Article 22
                                  Publications

22.1 In the event that a Party desires to publish or disclose to a third party the terms of this Agreement, a description of the nature of the relationship created by this Agreement, data, costs, or performance attributes of any Licensed Products, such intent will be communicated to the other Party or Parties, and such publication shall be permitted only upon prior agreement of the Parties. Notwithstanding any agreement between the Parties to the contrary, OPC may publish that the Parties' have entered into an exclusive licensing agreement for the Licensor Patents and Improvements.



                                   Article 23
                                 Patent Marking

23.1 Each Party hereto agrees to mark or have marked all Licensed Products sold, respectively, by it, or any of its respective Affiliates or licensees, with the word "Patent" or "Patents," and the number or numbers of the applicable OPC Patent(s) and/or Licensor Patent(s).

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

                                   Article 24
                                  Miscellaneous

24.1 Patent, Trademarks and Tradenames: No Party to this Agreement grants to another Party any rights in any patents, trademarks, service marks, tradenames or any other intellectual property rights of such Party other than those rights specifically set out in this Agreement.

               THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

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         IN WITNESS WHEREOF,  the Parties have executed this Agreement as of the
Effective Date, and this Agreement will be deemed dated as of such date.



                  ELEKTRYON, INC.



                  By:_______________________________________

                  Name:_____________________________________
                                          (typed or printed)

                  Title:____________________________________


                  Date:                               , 2001
                       -------------------------------------



                  OCEAN POWER CORPORATION



                  By:_______________________________________

                  Name              JOSEPH P. MACEDA,
                  ------------------------------------------

                  Title:            PRESIDENT
                        ------------------------------------

                  Date:                               , 2001
                       -------------------------------------

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